Exhibit 99.1

Nationstar Reports Second Quarter 2016 Financial Results

  Q2’16 GAAP EPS of $(0.92), adjusted EPS $0.52
  Servicing GAAP pretax income of $(158) million, adjusted pretax income of $64 million or 6.8 basis points (bps)
  Originations pretax income of $54 million
  Xome® pretax income of $22 million; adjusted pretax income of $28 million
  On track to board $130 billion of servicing between now and year end

DALLAS--(BUSINESS WIRE)--August 3, 2016--Nationstar Mortgage Holdings Inc. (NYSE: NSM) today reported financial results for its second quarter ended June 30, 2016.

"We’re off to a fantastic start to 2016 with Servicing, Originations and Xome all delivering solid second quarter earnings," said Jay Bray, Chief Executive Officer. "In addition, we are positioned to grow our servicing book to over $450 billion by year-end, principally driven by on-boarding the assets of our newest partners Seneca and USAA®. We are extremely proud that both Seneca and USAA selected us as the best servicing partner. We enter the second half of 2016 as the industry leader, extremely well positioned to capitalize on the significant market opportunities ahead," Bray added.

Company Results

For the second quarter, net income (loss) for GAAP purposes was $(92) million or $(0.92) per share. On an adjusted basis, the Company achieved net income of $52 million, or $0.52 per share, bolstered by strong servicing performance, the favorable originations environment and Xome property sales growth. Adjusted earnings includes the after-tax impact of $(138) million or $(1.38) per share due to changes in fair value and $6 million or $(0.06) per share principally related to the settlement of a contingent obligation within Xome.

Servicing Segment

The Servicing segment achieved GAAP pretax loss of $(158) million on average UPB of $378 billion for the second quarter. On an adjusted basis, which removes the impact of fair value marks, we recorded adjusted pretax income of $64 million, or 6.8 bps. Year-to-date the Servicing segment has generated 5.9 bps of profitability. Given the solid first half of the year, we remain committed to achieving quality earnings that exceed 5 bps on average for 2016.

	Quarter Ended
($ in millions)	Q1'16		Q2'16
	$	BPS	$	BPS
Operational	$317	32.4	$333	35.4
Amortization	(65)	(6.6)	(78)	(8.3)
Other mark-to-market	(253)	(25.8)	(221)	(23.4)
Total revenue	(1)	(0.1)	34	3.7
Expenses	184	18.8	169	17.8
Total other income (expense), net	(22)	2.2	(23)	2.5
Income (loss) before taxes (GAAP)	(208)	(21.1)	(158)	(16.7)
Mark-to-market	253	25.8	221	23.4
Non-recurring	4	0.4	—	—
Adjusted pretax income	$49	5.0	$64	6.8

Adjusted pretax income margin	15%		19%

Despite higher prepayments which drove an increase of $13 million in amortization compared to the first quarter, our Servicing operations delivered strong quarterly adjusted pretax income driven by continued focus on operational improvements, the performance of the underlying portfolio and $17 million or 1.7 bps of profitability associated with a clean-up call executed in the quarter.

	Quarter Ended
	Q1'16	Q2'16
Ending UPB ($B)	$386	$369
Average UPB ($B)	$392	$378
60+ day delinquency rate	6.5%	5.7%
Annualized CPR	13.5%	17.2%
Annualized CPR, net of recapture	10.9%	14.2%
Modifications and workouts	14,716	15,282

During the quarter, we made substantial progress on our previously announced pipeline as evidenced by the anticipated boarding schedule noted below:

	Expected Boarding Date
($ in billions of UPB)	Q3'16	Q4'16	2017

USAA (subservicing/flow)	$49	$7	$29
Seneca (subservicing)	46	-	-
Awarded (principally GSE and government MSRs)	10	18	26
Total expected boardings	$105	$25	$55

Many of the transactions noted above are subject to regulatory or other approvals and final closing conditions which could impact the ultimate amounts boarded as well as timing. In addition, actual boarded amounts may differ due principally to portfolio prepayments between when a portfolio is awarded versus actual boarding.

We expect to utilize a minimal amount of capital to board the portfolios noted above. In addition, half-way through 2016 we have a strong pipeline of expected portfolio boardings for 2017 driven by flow attributable to USAA, the expectation of growth in Seneca and other awarded portfolios. Furthermore, we continue to engage in discussions with multiple parties regarding the potential to either purchase additional mortgage servicing rights or enter into additional subservicing arrangements.

Originations Segment

The Originations segment generated GAAP pretax income of $54 million in the second quarter driven by our direct to consumer business which achieved a 29% recapture rate for the quarter.

	Quarter Ended
($ in millions, unless noted)	Q1'16	Q2'16
Adjusted Pretax Income:
Income before taxes (GAAP)	$40	$54
Non-recurring	—	—
Adjusted pretax income	$40	$54

Adjusted pretax income margin	25%	30%

Funded volume - consumer direct ($B)	$2.9	$3.3
Funded volume - total ($B)	$4.2	$5.2
Recapture percentage	31%	29%
Purchase percentage of funded volume	25%	26%

The originations platform continues to replenish the servicing portfolio at attractive rates of return. Our funded volume was $5.2 billion during the quarter, a quarterly increase of 24%, driven by the consumer direct channel which accounted for over 60% of the volume. In addition, we saw increases in the purchase volume percentage which increased to 26%.

Xome Segment

Xome delivered $22 million in GAAP pretax income in the second quarter or $28 million on an adjusted earnings basis. Adjusted earnings principally excludes the cost of defending and settling a contingent obligation (partially offset by previously established reserves) that we inherited in connection with our acquisition of a title and close business.

	Quarter Ended
($ in millions, unless noted)	Q1'16	Q2'16
Adjusted Pretax Income:
Income before taxes (GAAP)	$11	$22
Non-recurring	—	6
Adjusted pretax income	$11	$28

Pretax income margin	11%	24%

	Quarter Ended
	Q1'16	Q2'16
Properties sold	4,165	5,406
REO Inventory at period end	7,892	5,972
Xome services completed orders	161,339	147,336
Percentage of revenue earned from third party customers	36%	37%

During the quarter, we saw a significant increase in properties sold driven by operational improvements and seasonality. In addition, we completed the migration of all assets from Homesearch.com to our Xome.com platform which should result in savings of approximately $4 million annually, principally comprised of external vendor costs. Third party revenues increased to 37% during the quarter driven by strong third-party revenues in our title business as well as an increase in our technology offerings.

Capital

The Company is authorized to repurchase up to $250 million of common stock pursuant to the previously-announced stock repurchase program. As of the date of this release, $125 million of common stock has been repurchased under this program. In addition, since October 14, 2015 we have repurchased $125 million of unsecured senior notes due between 2018 and 2022.

Conference Call Webcast and Investor Presentation

The Company will host a conference call on August 3, 2016 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally, five minutes prior to the scheduled start of the call. Please use the participant passcode 47058199 to access the conference call.

A simultaneous audio webcast of the conference call will be available on the Shareholder Relations section of http://www.nationstarmtg.com. Please click on the August 3, 2016 Conference Call link to access the call. A replay will also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 47058199 to access the replay. The replay will be accessible through August 17, 2016.

Non-GAAP Financial Measures

The Company utilizes non-GAAP (or “adjusted”) financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Adjusted earnings (loss) eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Adjusted earnings (loss) also eliminates, as applicable, restructuring costs, rebranding and integration costs, gains (losses) on sales of fixed assets, certain legal settlement costs that are not considered normal operational matters, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

About Nationstar

Based in Dallas, Texas, Nationstar provides servicing, origination and transaction based services related principally to single-family residences throughout the United States. Additional corporate information is available on the Shareholder Relations section of www.nationstarmtg.com.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding our Servicing segment's profitability and pipeline and Xome.com platform savings. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in millions, except per share data)

	Quarter Ended
	March 31, 2016	June 30, 2016
Revenues:
Service related, excluding MTM	$346	$344
Total MTM	(253)	(221)
Net gain on mortgage loans held for sale	171	216
Total revenues	$264	$339

Total expenses	421	423

Other income (expense):
Interest income	103	107
Interest expense	(161)	(167)
Total other expense, net	$(58)	$(60)
Income (loss) before income tax expense (benefit)	$(216)	$(144)
Income tax expense (benefit)	(82)	(53)
Net income (loss)	$(133)	$(91)
Less: net income (loss) attributable to noncontrolling interests	(1)	1
Net income (loss) attributable to Nationstar	$(132)	$(92)

Earnings (loss) per share attributable to common stockholders:
Basic	$(1.28)	$(0.92)
Diluted	$(1.28)	$(0.92)
Weighted average shares:
Basic and Diluted shares	103	100

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in millions)

	March 31, 2016	June 30, 2016
Assets
Cash and cash equivalents	$461	$624
Restricted cash	308	303
Mortgage servicing rights	3,096	2,801
Advances and other receivables, net	2,071	2,042
Reverse mortgage interests	7,584	7,463
Mortgage loans held for sale at fair value	1,881	2,201
Mortgage loans held for investment	167	159
Property and equipment	142	142
Derivative financial instruments at fair value	109	118
Other assets	734	632
Total assets	$16,552	$16,485

Liabilities and stockholders' equity
Unsecured senior notes	$2,025	$2,003
Advance facilities	1,564	1,436
Warehouse facilities	2,414	2,793
Payables and accrued liabilities	1,139	1,083
MSR related liabilities - nonrecourse at fair value	1,243	1,175
Mortgage servicing liabilities	18	12
Derivative financial instruments at fair value	21	30
Other nonrecourse debt	6,545	6,511
Total liabilities	14,970	15,043

Total stockholders' equity	1,582	1,433
Total liabilities and stockholders' equity	$16,552	$16,485

SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (dollars in millions, except per share data)

	Quarter ended March 31, 2016
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

REVENUES:
Service related	$(24)	$15	$101	$—	$—	$93
Net gain on mortgage loans held for sale	23	148	—	—	—	171
Total revenues	(1)	163	101	—	—	264

Total expenses	184	125	90	22	—	421
Other income (expense):
Interest income	85	15	—	4	—	103
Interest expense	(107)	(13)	—	(41)	—	(161)
Total other income (expense)	(22)	1	—	(37)	—	(58)

Pretax income (loss)	$(208)	$40	$11	$(59)	$—	$(216)

Income tax expense (benefit)						(82)
Net income attributable to Nationstar						$(132)
Earnings per share - diluted						$(1.28)

Adjusted Earnings:
Pretax income (loss)	$(208)	$40	$11	$(59)	$—	$(216)
MTM	253	—	—	—	—	253
Non-recurring	4	—	—	2	—	6
Adjusted pretax income	$49	$40	$11	$(57)	$—	44
Taxes						(16)
Adjusted earnings						$28
Adjusted EPS						$0.27

SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (dollars in millions, except per share data)

	Quarter ended June 30, 2016
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

REVENUES:
Service related	$(9)	$13	$119	$—	$—	$123
Net gain on mortgage loans held for sale	43	173	—	—	—	216
Total revenues	34	186	119	—	—	339
Total expenses	169	133	97	24	—	423
Other income (expense):
Interest income	87	16	—	4	—	107
Interest expense	(110)	(15)	—	(42)	—	(167)
Total other income (expense)	(23)	1	—	(38)	—	(60)

Pretax income (loss)	$(158)	$54	$22	$(62)	$—	$(144)

Income tax expense (benefit)						(53)
Net income attributable to Nationstar						(92)
Earnings per share - diluted						$(0.92)

Adjusted Earnings:
Pretax income (loss)	$(158)	$54	$22	$(62)	$—	$(144)
MTM	221	—	—	—	—	221
Non-recurring	—	—	6	—	—	6
Adjusted pretax income	$64	$54	$28	$(62)	$—	$84
Taxes						(32)
Adjusted earnings						52
Adjusted EPS						$0.52

CONTACT:
Nationstar Mortgage Holdings Inc.
Robert Stiles, 972-316-5383